Exhibit 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

650-462-5900

DEPOMED REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

MENLO PARK, Calif., August 9, 2004 – Depomed, Inc. (NASDAQ: DEPO) today announced its financial results for the quarter ended June 30, 2004.  For the quarter, a net loss of $7.6 million or $0.22 per share was reported, compared to a net loss of $7.2 million or $0.30 per share for the comparable period in 2003.  Cash, cash equivalents and short-term investments at June 30, 2004 were $30.1 million.

Revenues from collaborative agreements were zero in the second quarter of 2004 compared to $119 thousand in the same period of 2003 as a result of a reduction in product development services performed for collaborative partners.  Research and development expenses for the quarter ended June 30, 2004 were $6.4 million compared to $6.3 million for the quarter ended June 30, 2003.

“2004 is proving to be a transitional year for Depomed as we continue to make progress toward commercialization of our first products,” said John F. Hamilton, vice president and chief financial officer of Depomed.  “This year, two New Drug Applications were submitted to the Food and Drug Administration for our lead products, Glumetza™ and Proquin™ XR.  With these products under regulatory review, we expect to generate our first product revenue next year.”

About Depomed

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative Gastric Retention (GR™) system to develop novel oral products and improved formulations of existing oral drugs.  GR-based products are designed to provide once daily administration and reduced gastrointestinal side effects, improving patient convenience, compliance and pharmacokinetic profiles.  Regulatory applications for once daily Glumetza™ (Metformin GR) for the treatment of Type II diabetes has been submitted to agencies in the U.S. and Canada, and a NDA has been submitted to the FDA for once daily Proquin ™ XR (ciprofloxacin HCl extended-release tablets) for the treatment of urinary tract infections.  The company is also conducting a Phase II trial with the diuretic Furosemide GR and plans to initiate a Phase II trial with the seizure and pain drug Gabapentin GR later in 2004.  Additional information about Depomed may be found at its web site, www.depomedinc.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

DEPOMED, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period From Inception (August 7, 1995) to June 30,
	2004	2003	2004	2003	2004
Revenue:
Collaborative agreements	$—	$118,640	$119,725	$505,626	$4,912,738
Collaborative agreements with affiliates	—	—	—	—	5,101,019

Total revenue	—	118,640	119,725	505,626	10,013,757

Operating expenses:
Research and development	6,404,822	6,295,284	12,112,643	12,060,364	93,854,946
General and administrative	1,132,821	839,144	2,144,965	1,609,169	20,906,460
Purchase of in-process research and development	—	—	—	—	298,154

Total operating expenses	7,537,643	7,134,428	14,257,608	13,669,533	115,059,560

Loss from operations	(7,537,643)	(7,015,788)	(14,137,883)	(13,163,907)	(105,045,803)

Other income (expenses):
Equity in loss of joint venture	—	(135)	—	(5,359)	(19,817,062)
Gain from Bristol-Myers legal settlement	—	—	—	—	18,000,000
Interest and other income	138,659	77,818	284,656	152,693	2,190,419
Interest expense	(231,110)	(229,679)	(457,812)	(453,794)	(2,749,581)

Total other income (expenses)	(92,451)	(151,996)	(173,156)	(306,460)	(2,376,224)

Net loss	$(7,630,094)	$(7,167,784)	$(14,311,039)	$(13,470,367)	$(107,422,027)

Basic and diluted net loss per share	$(0.22)	$(0.30)	$(0.41)	$(0.67)

Shares used in computing basic and diluted net loss per share	34,629,307	23,684,823	34,607,152	20,092,651

DEPOMED, INC.

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003 (1)
ASSETS
Current assets:
Cash and cash equivalents	$1,974,007	$20,044,698
Marketable securities	28,128,407	24,210,562
Accounts receivable	119,726	278,452
Prepaid and other current assets	745,074	692,191
Total current assets	30,967,214	45,225,903
Property and equipment, net	3,342,354	2,140,610
Other assets	534,602	326,136
	$34,844,170	$47,692,649
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,472,172	$2,024,221
Accrued compensation	740,063	809,509
Accrued clinical trial expense	266,422	94,598
Other accrued liabilities	770,207	374,383
Capital lease obligation, current portion	37,772	26,384
Long-term debt, current portion	177,662	289,555
Total current liabilities	4,464,298	3,618,650
Capital lease obligation, non-current portion	—	12,808
Long-term debt, non-current portion	5,528	73,012
Promissory note from related party, non-current portion	9,834,406	9,412,025
Commitments
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; Series A convertible preferred stock; 25,000 shares designated, 15,821 and 12,015 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	12,015,000	12,015,000
Common stock, no par value, 100,000,000 shares authorized; 34,638,566 and 34,569,212 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	116,862,252	116,540,841
Deferred compensation	(792,297)	(863,872)
Deficit accumulated during the development stage	(107,422,027)	(93,110,988)
Accumulated other comprehensive income (loss)	(122,990)	(4,827)
Total shareholders’ equity:	20,539,938	34,576,154
	$34,844,170	$47,692,649

(1)  The balance sheet as of December 31, 2003 was derived from the audited balance sheet included in the Company’s 2003 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2004.

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